                 STATE MUTUAL LIFE ASSURANCE COMPANY OF AMERICA

                                                             October 10, 1995
State Mutual Life Assurance Company of America
440 Lincoln Street
Worcester MA 01653

Gentlemen:

In my capacity as Counsel of State Mutual Life Assurance Company of America (the "Company"), I have participated in the preparation of the Post-Effective Amendment to the Registration Statement for the Inheiritage Account on Form S-6 under the Securities Act of 1933 with respect to the Company's Second-To-Die Flexible Premium Variable Life Insurance Policies.

I am of the following opinion:

1. The Inheiritage Account is a separate account of the Company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in the Inheiritage Account equal to the reserves in other policy liabilities of the Policies which are supported by the Inheiritage Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The Policies, when issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement of the Inheiritage Account on Form S-6 filed under the Securities Act of 1933.

                                 Very truly yours,

                                 /s/ Sheila B. St. Hilaire
                                 Sheila B. St. Hilaire
                                 Counsel